Exhibit 99.1

10390 Pacific Center Court, San Diego, CA 92121-4340 858•646•1100, FAX: 858•646•1150 www.vical.com	News Release

FOR IMMEDIATE RELEASE

August 10, 2006

Contacts:	Investors:	Media:
	Alan R. Engbring	Susan Neath
	Vical Incorporated	Porter Novelli Life Sciences
	(858) 646-1127	(858) 527-3486
Website: www.vical.com

Vical Completes $9.8 Million Registered Direct Offering

SAN DIEGO—August 10, 2006—Vical Incorporated (Nasdaq:VICL) today announced that it has completed a $9.8 million registered direct offering of its common stock to a single institutional investor, in which Vical sold approximately 2.1 million shares pursuant to effective shelf registration statements at a price of $4.77 per share, the Nasdaq official closing price on August 8, 2006, with no discounts or commissions. Proceeds from the transaction will be used in the further development of Vical’s ongoing programs, as well as for other general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from the Corporate Secretary, Vical Incorporated, 10390 Pacific Center Court, San Diego, CA 92121-4340.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company’s DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company has developed certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to

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complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and serve significant unmet medical needs. Additional information on Vical is available at www.vical.com.

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected, including: whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; the dependence of the company on its collaborative partners; and additional risks set forth in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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